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                                                                Exhibit 10.9.1.6

                                     ANNEX A

                                   David T. Fu

                                Employment Terms

1.   1,400,000 shares of Common Stock.

2.   0 shares of Preferred Stock

3. a check in the amount of $15,000 and a promissory note in the amount of $125,000, representing a total investment

4.   $140,000.

5.   State of Maryland

6.   700,000 shares of Common Stock.

7.   Vice President - Business Development & Marketing

8.   Chief Executive Officer

9. The Executive is on the Board of Directors of Greenspring Fund, the Board of Advisors of the Taiwan Mezzanine Fund I and is a member of the Management Committee of PRC Equity Advisors, LLC.

10.  $170,000

11.  120 %

12.  Performance Cause is inapplicable to the Executive.

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